Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of December 1, 2010, by and between Joseph W. Saunders (the “Executive”) and Visa Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company and the Executive are parties to an Employment Agreement dated as of February 7, 2008 (the “Prior Agreement”) that became effective in connection with the initial public offering of shares of the Company’s common stock (the “IPO”); and

WHEREAS, the Company has determined that it is in the best interests of the Company and its shareholders to assure that the Company shall have the continued dedication of the Executive for a fixed period extending beyond the third anniversary of the IPO.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, it is hereby covenanted and agreed by the Executive and the Company as follows:

1. Effective Date. The “Effective Date” of this Agreement shall mean December 1, 2010. Upon the Effective Date, this Agreement shall supersede and replace the Prior Agreement.

2. Employment Period. The Executive’s employment pursuant to the terms of this Agreement shall commence on the Effective Date and end on March 31, 2013 (the “Employment Period”), unless terminated earlier pursuant to Section 5 or 6 of this Agreement. The Employment Period shall automatically end upon termination of the Executive’s employment for any reason.

3. Position and Duties. (a) During the Employment Period, the Executive shall, subject to the last paragraphs of Sections 5(b) and 5(c) and to Section 6(f)(i) of this Agreement, serve as the Chief Executive Officer of the Company, with such authority, power, duties and responsibilities as are commensurate with such position and as are customarily exercised by a person holding such position in a company of the size and nature of the Company. During the Employment Period, subject to the last paragraphs of Sections 5(b) and 5(c) and to Section 6(f)(i) of this Agreement, the Executive shall (i) report directly to the Board of Directors of the Company (the “Board”), (ii) be nominated by the Board to serve as a member of the Board, (iii) serve as Chairman of the Board to the extent serving as a Board member, unless (A) the Executive’s service as both the Chairman of the Board and an executive of the Company is prohibited by applicable law or (B) the Board, in its sole discretion, determines prior to a Change of Control of the Company (as defined in the Company’s 2007 Equity Incentive Compensation Plan (the “2007 Plan”)) that the Executive shall not serve as Chairman, either due to corporate governance considerations or in connection with the Company’s chief executive officer succession planning, and (iv) perform his duties in San Francisco, California.

(b) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote all of his attention and time during normal business hours to serving in the positions described in Section 3(a) and shall perform his duties faithfully and efficiently. Notwithstanding the foregoing provisions of this Section 3(b), the Executive may (i) serve as a director, trustee or officer or otherwise participate in not-for-profit educational, welfare, social, religious and civic organizations; (ii) serve as a director of any for-profit business, with the prior consent of the Board (which consent shall not be unreasonably withheld); and (iii) manage personal investments, to the extent that such other activities, either individually or in the aggregate, do not inhibit or interfere with the performance of the Executive’s duties under this Agreement, or to the knowledge of the Executive conflict in any material way with the business or policies of the Company or any subsidiary or controlled affiliate thereof (the “Affiliated Entities”).

4. Compensation. Subject to the terms of this Agreement, while the Executive is employed by the Company, the Company shall compensate the Executive for his services as follows:

(a) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) of not less than $950,000. During the Employment Period, the Executive’s Annual Base Salary shall be reviewed annually by the Compensation Committee of the Board (the “Compensation Committee”) for increase, but not decrease. The term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as in effect from time to time, including any increases. Such Annual Base Salary shall be payable in monthly or more frequent installments in accordance with the Company’s payroll policies applicable to executive officers.

(b) Annual Incentive Payment. With respect to each fiscal year of the Company ending during the Employment Period, the Executive shall be eligible to receive an annual cash incentive payment (the “Annual Incentive Payment”). The Executive’s target Annual Incentive Payment opportunity shall be no less than 250% of the Executive’s Annual Base Salary (the “Target Incentive Payment”), and the Executive’s maximum Annual Incentive Payment opportunity shall be no less than 500% of the Executive’s Annual Base Salary (the “Maximum Incentive Payment”), with such percentages to be subject to increase (but not decrease) as determined by the Compensation Committee. The terms Target Incentive Payment and Maximum Incentive Payment as utilized in this Agreement shall refer to Target Incentive Payment and Maximum Incentive Payment as in effect from time to time, including any increases. The actual Annual Incentive Payment may be higher or lower than the Target Incentive Payment based on actual performance as determined by the Compensation Committee in accordance with the Visa Inc. Incentive Plan or any substitute or successor plan thereto (the “Incentive Plan”).

(c) Annual Long-Term Incentive Awards. With respect to each fiscal year of the Company ending during the Employment Period, the Executive shall be eligible to receive an annual long-term incentive award (the “Annual LTI Award”) with a target value of no less than 500% of the Executive’s Annual Base Salary (based on the grant date value of any such Annual LTI Award as determined in accordance with the Company’s standard valuation methodology and procedures for equity and equity-based awards as applied consistently with respect to other executive officers of the Company). The Executive’s Annual LTI Awards shall be determined solely by the Compensation Committee on the same basis as, and shall have terms and conditions no less favorable than those that apply to, other executive officers of the Company.

(d) Employee Benefits, Fringe Benefits and Perquisites. During the Employment Period, the Executive shall be entitled to employee benefits and fringe benefits on a basis that is no less favorable than those provided to other executive officers of the Company and perquisites on a basis that is no less favorable than those provided to the Executive immediately prior to the Effective Date.

(e) Expense Reimbursement. During the Employment Period, the Company shall reimburse the Executive for all reasonable expenses incurred by him in the performance of his duties in accordance with the Company’s policies applicable to other executive officers of the Company.

(f) Vacation. During the Employment Period, the Executive shall be eligible for paid-time off in accordance with the Company’s policy.

(g) Indemnification. The Company shall indemnify the Executive to the maximum extent permitted under the General Corporate Law of Delaware for acts taken within the scope of his employment. To the extent that the Company obtains coverage under a director and officer indemnification policy, the Executive shall be entitled to such coverage on a basis that is no less favorable than the coverage provided to any other officer or director of the Company.

5. Termination of Employment. (a) Death or Permanent Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Permanent Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Permanent Disability set forth below), it may provide the Executive with written notice in accordance with Section 11(f) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Permanent Disability” shall have such meaning as under the Company’s disability plan in which the Executive participates or, if the Executive does not participate in any such plan, shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness, as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period either with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the willful failure of the Executive to perform the Executive’s duties with the Company or one of the Affiliated Entities (other than any such failure resulting from incapacity due to physical or mental illness);

(ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company;

(iii) the Executive’s conviction of, or plea of guilty or nolo contendere to, a charge of commission of a felony; or

(iv) the Executive’s disclosure of confidential information in violation of the Company’s written policies which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in clauses (i), (ii) or (iv) above, and specifying the particulars thereof in detail.

Notwithstanding anything contained herein to the contrary, in no event shall (A) the cessation of the Executive’s service in the position of Chief Executive Officer of the Company and/or Chairman of the Board or (B) any changes in or diminution of the Executive’s duties as Chief Executive Officer and/or the Chairman of the Board be considered a termination by the Company without Cause or a breach of this Agreement, if such cessation of service, or changes in his positions and/or duties, occurs prior to a Change of Control of the Company and at the request of the Board in connection with the Company’s chief executive officer succession planning. Whether the occurrence of any of the events or circumstances set forth in clauses (A) and (B) is in connection with the Company’s chief executive officer succession planning shall be determined by the Board in its sole discretion. In addition, the cessation of the Executive’s service as the Chairman of the Board as contemplated by Section 3(a)(iii) above, as determined by the Board in its sole discretion, shall not be considered a termination by the Company without Cause or a breach of this Agreement.

(c) Good Reason. The Executive’s employment may be terminated by the Executive during the Employment Period with or without Good Reason. Any termination by the Executive without Good Reason on or following the date on which he attains age 65 shall constitute a termination due to retirement (a “Retirement”). For purposes of this Agreement, “Good Reason” shall mean (in the absence of the written consent of the Executive):

(i) the assignment to the Executive of any duties inconsistent with the Executive’s positions (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a) of this Agreement or any action by the Company which results in a diminution in any of the foregoing, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii) any failure by the Company to comply with any of the provisions of Section 4 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii) any other material breach of this Agreement by the Company; or

(iv) any failure by the Company to comply with Section 10(b) of this Agreement.

The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (iv) shall not affect the Executive’s ability to terminate employment for Good Reason and the Executive’s death following delivery of a Notice of Termination for Good Reason shall not affect the Executive’s estate’s entitlement to any severance payments or benefits under Section 6(a) or Section 6(f)(ii) of this Agreement.

Notwithstanding anything contained herein to the contrary, in no event shall (A) the cessation of the Executive’s service in the position of Chief Executive Officer of the Company and/or Chairman of the Board or (B) any changes in or diminution of the Executive’s duties as Chief Executive Officer and/or the Chairman of the Board constitute (or serve as a basis to claim) a termination for Good Reason by the Executive or a breach of this Agreement, if such cessation of service, or changes in his positions and/or duties, occurs prior to a Change of Control of the Company and at the request of the Board in connection with the Company’s chief executive officer succession planning. Whether the occurrence of any of the events or circumstances set forth in clauses (A) and (B) is in connection with the Company’s chief executive officer succession planning shall be determined by Board in its sole discretion. In addition, the cessation of the Executive’s service as the Chairman of the Board as contemplated by Section 3(a)(iii) above, as determined by the Board in its sole discretion, shall not constitute (or serve as a basis to claim) a termination for Good Reason by the Executive or a breach of this Agreement.

(d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(f) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive with or without Good Reason or due to Retirement, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Permanent Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Permanent Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be. The Company and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination described in this Agreement constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination.”

6. Obligations of the Company upon Termination. (a) Termination Following a Change of Control by the Company without Cause or by the Executive for Good Reason. Subject to the Executive’s execution and non-revocation of the “Waiver and Release” attached hereto as Exhibit A (the “Waiver and Release”) no later than 56 days after the Date of Termination (which Waiver and Release shall not be required for receipt of the Accrued Obligations and Other Benefits), if, during the Employment Period, the Company shall terminate the Executive’s employment without Cause or the Executive shall terminate employment for Good Reason, in either case, following the occurrence of a Change of Control:

(i) the Company shall pay to the Executive in a lump sum in cash on the 65th day after the Date of Termination (other than with respect to the Accrued Obligations (as defined below) which shall be payable within 30 days of the Date of Termination), the aggregate of the following amounts:

A. the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) any annual incentive payment earned by the Executive for a prior award period to the extent not theretofore paid and not theretofore deferred, (3) any accrued and unused vacation pay and (4) any business expenses incurred by the Executive that are unreimbursed as of the Date of Termination (the sum of the amounts described in clauses (1), (2), (3) and (4) shall be hereinafter referred to as the “Accrued Obligations”);

B. the amount equal to the product of (1) the Target Incentive Payment and (2) a fraction, the numerator of which is the number of days that have elapsed in the fiscal year of the Company in which the Date of Termination occurs as of the Date of Termination, and the denominator of which is 365 (the “Pro-Rata Incentive Payment”);

C. the amount equal to the product of (1) the number of months and portions thereof (if any) from the Date of Termination through March 31, 2013 (the “Remaining Employment Period”), divided by twelve, and (2) the sum of (x) the Executive’s Annual Base Salary and (y) the Target Incentive Payment (the “Remaining Balance Payment”); and

(ii) notwithstanding anything to the contrary contained in any stock incentive plan or grant or award agreement, as applicable:

A. all stock options outstanding as of the Date of Termination and held by the Executive (including, without limitation, any stock options granted to the Executive in connection with the IPO and any Annual LTI Awards) shall vest in full and become immediately exercisable for the remainder of their full term;

B. all equity-based compensation awards other than stock options (including, without limitation, any such awards granted to the Executive in connection with the IPO and any Annual LTI Awards) that are outstanding as of the Date of Termination and held by the Executive which (1) were granted to the Executive prior to or during the “Reliance Period” as determined pursuant to Treasury Regulation Section 1.162-27(f)(2) (the “162(m) Reliance Period”) or (2) which were granted after the 162(m) Reliance Period and are not intended to be “qualified performance-based compensation” within the meaning of Treasury Regulation Section 1.162-27(e) or for which the applicable performance period has ended (awards intended to be “qualified performance-based compensation, “Qualified Performance Awards”) shall vest in full and all restrictions thereon shall lapse (provided that any delays in payment or settlement set forth in such grant or award agreements that are required under Section 409A of the Code shall remain effective);

C. all equity-based compensation awards other than stock options (including, without limitation, any stock options granted to the Executive in connection with the IPO and any Annual LTI Awards) that are outstanding as of the Date of Termination and held by the Executive which (1) were granted to the Executive after the 162(m) Reliance Period, (2) are intended to be Qualified Performance Awards and (3) for which the applicable performance period has not ended shall remain outstanding and shall continue to vest (or be forfeited) in accordance with the terms of the applicable award agreement (taking into account, to the extent applicable, the provisions applicable upon a termination of employment following a Change of Control) (the rights set forth in clauses A, B and C collectively, the “Equity Benefits”);

(iii) for the remainder of the Executive’s life and the life of his spouse as of the date hereof, the Company shall provide them continued health care benefits (such continued health care benefits and payments, including the Retiree Coverage (as defined below), collectively, the “Medical Benefits”) as follows: (A) during the first 18 months following the Date of Termination (the “Initial Benefits Continuation Period”) such health care benefits shall be provided at the Company’s sole expense consistent with the Company’s practice under the Company’s severance plan as in effect on the Date of Termination (other than the imputation of income for the amount of any deemed premium payments in respect of the Medical Benefits for all or a portion of the Initial Benefits Continuation Period as determined to be necessary under applicable law, including Section 105(h) of the Code); and (B) during the 18-month period immediately following the Initial Benefits Continuation Period (the “Subsequent Benefits Continuation Period”), such health care benefits shall be provided under the Company’s plans, programs, practices and policies providing health care benefits in the manner required by Section 4980B of the Code or other applicable law (“COBRA Coverage”), as if the Executive’s employment with the Company had terminated as of the end of the Initial Benefits Continuation Period, and the Company shall take such actions as are necessary to cause such COBRA Coverage not to be offset by the provision of benefits during the Initial Benefits Continuation Period under this Section 6(a)(iii) and to cause the period of COBRA Coverage under the Company’s health care benefit plans to commence at the end of the Initial Benefits Continuation Period. The Executive shall be responsible for the payment of any COBRA premium during the Subsequent Benefits Continuation Period, provided that the Company shall make a lump sum payment to the Executive within ten days of the end of the Initial Benefits Continuation Period (unless the Executive has theretofore died, in which case, such payment with respect to the COBRA premium for his surviving spouse shall be paid to the Executive’s spouse) equal to the cost of such premiums. On the 30th day following the end of the Subsequent Benefits Period (or with respect to the Executive’s spouse, on the delayed payment date set forth in the proviso below), the Company shall pay the Executive a lump sum cash amount equal to the present value of the cost of premiums for health care coverage as a supplement to Medicare benefits under an individual policy from a third party insurer, with such insurer to be selected by the Executive, which coverage in combination with Medicare benefits shall provide benefits to the Executive and/or his spouse as of the date hereof that are comparable to those provided to them under the Company’s group health plan, for the remainder of each of the lives of the Executive and his spouse as of the date hereof (the payment of such cash amount and the additional coverage (as set forth in the proviso hereto) to be provided to the Executive’s spouse as of the date hereof in the event she is not 65 at the end of the Subsequent Benefits Continuation Period, collectively, the “Retiree Coverage”); provided, however, that notwithstanding the foregoing, if the Executive’s spouse as of the date hereof is not 65 at the end of the Subsequent Benefits Continuation Period (or, as applicable, such other 18-month period during which she is receiving benefits through COBRA Coverage), she shall continue to be provided with health care benefits under the Company’s group health plan until she attains age 65 and shall pay for such continued participation following the Subsequent Benefits Continuation Period (or, as applicable, such other 18-month period during which she is receiving benefits through COBRA Coverage) at the retiree rate and, upon her attainment of age 65, the Company shall pay the Executive (unless the Executive has theretofore died, in which case, such payment shall be paid to the Executive’s surviving spouse) a lump sum cash amount in respect of the supplemental insurance policy applicable to her described above; and

(iv) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and the Affiliated Entities through the Date of Termination, and, to the extent the Executive satisfies any “retirement” based rule of any of the foregoing that provides for more beneficial treatment to the Executive, the Executive shall be afforded such more beneficial treatment (such other amounts and benefits and such more beneficial treatment shall be hereinafter referred to as the “Other Benefits”).

Notwithstanding the foregoing provisions of this Section 6(a), in the event that the Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination) (a “Specified Employee”), the Severance Payment and the Pro-Rata Incentive Payment shall instead be paid to the Executive, with interest on any delayed payment at the applicable federal short-term rate provided for in Section 7872(f)(2)(A) of the Code for the month in which the Executive’s separation from service occurs compounded semiannually (“Interest”), on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A of the Code (the “Delayed Payment Date”).

Notwithstanding the foregoing provisions of this Section 6(a) or anything in this Agreement to the contrary, the Medical Benefits that are not non-taxable medical benefits, “disability pay” or “death benefit” plans within the meaning of Treasury Regulation Section 1.409A-1(a)(5) shall be provided and administered in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(iv), which requires that (i) the amount of such benefits provided during one taxable year shall not affect the amount of such benefits provided in any other taxable year, except that to the extent such benefits consist of the reimbursement of expenses referred to in Section 105(b) of the Code, a maximum, if provided under the terms of the plan providing such Medical Benefit, may be imposed on the amount of such reimbursements over some or all of the period in which such benefit is to be provided to the Executive or his spouse, as applicable, as described in Treasury Regulation Section 1.409A-3(i)(iv)(B), (ii) to the extent that any such benefits consist of reimbursement of eligible expenses, such reimbursement must be made on or before the last day of the Executive’s (or, in the event of the Executive’s death, his surviving spouse’s) taxable year following the taxable year in which the expense was incurred and (iii) no such benefit may be liquidated or exchanged for another benefit (such treatment, the (“409A Medical Benefits Treatment”).

(b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of (i) Accrued Obligations and the Pro-Rata Incentive Payment, (ii) the Equity Benefits, (iii) the

provision of the Retiree Coverage for the Executive’s spouse as of the date hereof in accordance with the 409A Medical Benefits Treatment (which will be in addition to any rights to COBRA Coverage) and (iv) the timely payment or provision of the Other Benefits. Accrued Obligations and the Pro-Rata Incentive Payment shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination, and the payment in respect of the Retiree Coverage shall be paid as soon as reasonably practicable following the Executive’s death. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(b) shall include, and the Executive’s estate shall be entitled after the Date of Termination to receive, death benefits as in effect at the Date of Termination generally with respect to senior executives of the Company.

(c) Permanent Disability. If the Executive’s employment is terminated by reason of the Executive’s Permanent Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of (i) the Accrued Obligations, (ii) the Pro-Rata Incentive Payment, (iii) the Equity Benefits, (iv) the provision of the Medical Benefits in accordance with the 409A Medical Benefits Treatment and (v) the timely payment or provision of the Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination and the Pro-Rata Incentive Payment shall be paid to the Executive in a lump sum in cash on the 65th day following the Date of Termination, provided, that in the event that the Executive is a Specified Employee, the Pro-Rata Incentive Payment shall be paid, with Interest, to the Executive on the Delayed Payment Date. In addition, in the event that the Executive is a Specified Employee, any cash payments in respect of the Retiree Coverage shall be paid to the Executive (or, as applicable, his spouse on the date hereof) on the later of (i) the Delayed Payment Date and (ii) the date that such payments would have otherwise been paid pursuant to the Retiree Coverage as set forth in Section 6(a)(iii). With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits as in effect at any time thereafter generally with respect to senior executives of the Company.

(d) Cause. If the Executive’s employment shall be terminated for Cause this Agreement shall terminate without further obligations to the Executive other than the obligation to pay or provide to the Executive (i) the Accrued Obligations and (ii) the timely payment or provision of the Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

(e) Other than for Good Reason; Retirement. If, during, upon the expiration of or following the Employment Period, the Executive’s employment shall be terminated by the Executive without Good Reason including upon the Executive’s Retirement, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay or provide to the Executive (i) the Accrued Obligations, (ii) the timely payment or provision of the Other Benefits (which for the avoidance of doubt shall include retirement treatment pursuant to the terms of the equity award agreements between the Executive and the Company), and (iii) the provision of the Retiree Coverage in accordance with the 409A Medical Benefits Treatment (which will be in addition to any rights to COBRA Coverage). Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. In addition, in the event that the Executive is a Specified Employee, any cash payments in respect of the Retiree Coverage shall be paid to the Executive (or, as applicable, his spouse on the date hereof) on the later of (i) the Delayed Payment Date and (ii) the date that such payments would have otherwise been paid pursuant to the Retiree Coverage as set forth in Section 6(a)(iii). A termination prior to a Change of Control by the Company without Cause or by the Executive for Good Reason shall be governed by Section 6(f)(ii) below and shall in no event be governed by this Section 6(e).

(f) Succession Services; Termination Prior to a Change of Control by the Company without Cause or by the Executive for Good Reason; Other Terminations Prior to a Change of Control.

(i) Succession Services. If during the Employment Period and prior to a Change of Control of the Company, the Board (A) requests the Executive to continue to serve the Company but (1) in a position other than Chief Executive Officer and/or Chairman and/or (2) with duties that are changed or diminished from the Executive’s duties as Chief Executive Officer and/or Chairman, and/or (B) requests the Executive to continue his service to the Company in another capacity, in each case, as determined by the Board in its sole discretion (after consultation with the Executive and taking into account the Executive’s business stature and experience), including without limitation serving as Chairman of the Board, as a mentor to a new chief executive officer or in any other capacity (any services under clauses (A) or (B) referred to herein as the “Succession Services”), then, subject to the Executive’s continued provision of the Succession Services on the terms established by the Board, the Executive shall be eligible for the compensation described in Section 4 of this Agreement until the earlier of the Date of Termination and the expiration of the Employment Period. Upon the cessation of the Succession Services upon the expiration of the Employment Period, the Executive shall be considered to have terminated employment due to his Retirement and the provisions of Section 6(e) above shall apply. For purposes of the foregoing, it is intended that the level of services required in connection with any Succession Services shall be sufficient to ensure that any such changes in the Executive’s positions and/or duties do not constitute a “separation from service” within the meaning of Section 409A of the Code.

(ii) Termination Prior to a Change of Control by the Company without Cause or by the Executive for Good Reason. If, during the Employment Period and prior to a Change of Control of the Company, (A) the Company terminates the Executive’s employment without Cause (as modified by the final paragraph of Section 5(b) of this Agreement), including a termination by the Company in connection with the Company’s chief executive officer succession planning and a termination prior to the expiration of the Employment Period while the Executive is providing the Succession Services due to the Board electing to discontinue the Succession Services prior to the expiration of the Employment Period, and in all events other than due to the Executive’s unwillingness or failure to perform the Succession Services on the terms established by the Board, or (B) the Executive terminates his employment for Good Reason (as modified by the final paragraph of Section 5(c) of this Agreement), this Agreement shall terminate without further obligations to the Executive other than the obligation to pay or provide to the Executive the following payments and benefits (with respect to the payments and benefits specified in clauses (2), (3) and (5) below, subject to the Executive’s execution and non-

revocation of a Waiver and Release no later than the 56th day after the Date of Termination): (1) the Accrued Obligations, (2) a pro-rata Annual Incentive Payment, as determined by the Compensation Committee under the Incentive Plan, based on the Company’s performance for the fiscal year of the Company in which the Date of Termination occurs on the same basis as other executive officers (as opposed to the Pro-Rata Incentive Payment), and pro-rated based on the portion of the Company’s fiscal year elapsed through the Date of Termination, (3) the provision of the Medical Benefits in accordance with the 409A Medical Benefits Treatment, (4) the timely payment or provision of the Other Benefits (which for the avoidance of doubt shall include retirement treatment pursuant to the terms of the equity award agreements between the Executive and the Company), and (5) a lump sum cash payment equal to the Remaining Balance Payment. The following payments under this Section 6(f)(ii) shall be paid at the following times: (x) the Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination, (y) the pro-rata Annual Incentive Payment determined as described in clause (2) above shall be paid at such time as the Company otherwise makes incentive payments for such fiscal year (which shall in no event be later than two and a half (2 1/2) months following the end of the fiscal year for which the annual incentive payment is awarded), and (z) the Remaining Balance Payment shall be paid on the 65th day after the Date of Termination, provided, that in the event that the Executive is a Specified Employee, the Remaining Balance Payment shall be paid, with Interest, on the Delayed Payment Date. In addition, in the event that the Executive is a Specified Employee, any cash payments in respect of the Retiree Coverage shall be paid to the Executive (or, as applicable, his spouse on the date hereof) on the later of (I) the Delayed Payment Date and (II) the date that such payments would have otherwise been paid pursuant to the Retiree Coverage as set forth in Section 6(a)(iii).

(iii) Termination Prior to a Change of Control Other than Due to Death, Permanent Disability or for Cause and Other than as Described in Section 6(f)(ii). Notwithstanding anything contained herein to the contrary, in the event that (A) the Board requests the Executive to provide the Succession Services, and the Executive is unwilling to continue serving the Company on the terms established by the Board, (B) the Executive ceases providing the Succession Services prior to the date so requested by the Board, or (C) the Board discontinues the Succession Services due to the Executive’s failure to perform the Succession Services on the terms established by the Board (and, in each case, there are no other circumstances that constitute the basis for a termination for Cause), the Executive shall be considered to have terminated employment due to Retirement and the provisions of Section 6(e) above shall apply. Notwithstanding anything contained in this Agreement to the contrary, in the event of the Executive’s incapacity due to physical or mental illness, the normal Company policy shall apply.

(g) Effect of Termination on Other Positions. Except as may otherwise be requested by the Board, if, on the Date of Termination, the Executive is a member of the Board or the board of directors of any of the Company’s subsidiaries, or holds any other position with the Company or its subsidiaries, the Executive shall be deemed to have resigned from all such positions as of the date of his termination of employment with the Company. The Executive agrees to execute such documents and take such other actions as the Company may request to reflect such resignations.

7. Full Settlement; Legal Fees. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, Interest, provided that the Executive prevails on any material issue in such contest. In order to comply with Section 409A of the Code, (i) in no event shall the payments by the Company under this Section 7 be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year; (iii) the Company’s obligation to pay the Executive’s legal fees shall terminate on the 20th anniversary of the Effective Date; and (iv) the Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

8. Limitation on Payments Under Certain Circumstances.

(a) Anything in this Agreement to the contrary notwithstanding, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject the Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Agreement Payments shall be so reduced only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced. If the Accounting Firm determines that the Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Agreement Payments were so reduced, the Executive shall receive all Agreement Payments to which the Executive is entitled hereunder.

(b) If the Accounting Firm determines that aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 8 shall be binding upon the Company and the Executive and shall be made as soon as reasonably practicable and in no event later than 15 days following the Date of Termination. For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the cash payments (to the extent such amounts are considered Payments) under the following sections in the following order: (1) any Payments under Section 6(a)(i)(C), (2) any Payments under Section 6(a)(i)(B) and (3) any other cash Agreement Payments that would be made upon a termination of the Executive’s employment, beginning with payments that would be made last in time. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(c) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement that should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Safe Harbor Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive that the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, the Executive shall promptly (and in no event later than 60 days following the date on which the Overpayment is determined) pay any such Overpayment to the Company together with interest at the applicable federal short-term rate provided for in Section 7872(f)(2)(A) of the Code compounded semiannually; provided, however, that no amount shall be payable by the Executive to the Company if and to the extent such payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Company to or for the benefit of the Executive together with interest at the applicable federal short-term rate provided for in Section 7872(f)(2) (A) of the Code compounded semiannually.

(d) To the extent requested by the Executive, the Company shall cooperate with the Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Executive (including without limitation, the Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant) before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

(e) Definitions. The following terms shall have the following meanings for purposes of this Section 8.

(i) “Accounting Firm” shall mean a nationally recognized certified public accounting firm that is selected by the Company for purposes of making the applicable determinations hereunder and reasonably acceptable to the Executive, which firm shall not, without the Executive’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the change of control.

(ii) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws that applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to the Executive in the relevant tax year(s).

(iii) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.

(iv) “Payment” shall mean any payment, distribution or benefit in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

(v) “Safe Harbor Amount” means (x) 3.0 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code, minus (y) $1.00.

9. Restrictive Covenants.

(a) Return of Company Property. All records, files, memoranda, reports, customer information, client lists, documents and equipment relating to the business of the Company, which the Executive prepares, possesses or comes into contact with while the Executive is an employee of the Company, shall remain the sole property of the Company. The Executive agrees that upon the termination of his employment, he shall provide to the Company all documents, papers, files or other material in his possession and under his control that are connected with or derived from his services to the Company. The Executive agrees that the Company owns all work product, patents, copyrights and other material produced by the Executive during the Executive’s employment with the Company.

(b) Confidential Information. The Executive shall not at any time, whether during the Executive’s employment or following the termination of the Executive’s employment, for any reason whatsoever, directly or indirectly, disclose or furnish to any entity, firm, corporation or person, except as otherwise required by law, any confidential or proprietary information of the Company with respect to any aspect of its operations, business or clients. “Confidential or proprietary information” shall mean information generally unknown to the public to which the Executive gains access by reason of the Executive’s employment by the Company and includes, but is not limited to, information relating to all present or potential customers, business and marketing plans, sales, trading and financial data and strategies and operational costs.

(c) Nonsolicitation. During the Employment Period (except in the performance of his duties to the Company hereunder) and for one year following the termination of the Executive’s employment for any reason or no reason, the Executive shall not, directly or indirectly: (i) solicit or induce, or cause others to solicit or induce, any employees of the Company to leave the Company or in any way modify their relationship with the Company; (ii) encourage or assist in the hiring process of any employees of the Company or in the modification of any such employee’s relationship with the Company, or cause others to participate, encourage or assist in the hiring process of any employees of the Company; or (iii) solicit the trade or patronage of any clients or customers or any prospective clients or customers of the Company.

(d) Enforcement. The Executive acknowledges and agrees that: (i) the purposes of the foregoing covenants are to protect the goodwill and confidential or proprietary information of the Company, and to prevent the Executive from interfering with the business of the Company as a result of or following termination of the Executive’s employment with the Company; (ii) because of the nature of the business in which the Company and its affiliates are engaged and because of the nature of the confidential and proprietary information to which the Executive has access, it would be impractical and excessively difficult to determine the actual damages of the Company in the event the Executive breached any of the covenants of this Section 9; (iii) remedies at law (such as monetary damages) for any breach of the Executive’s obligations under this Section 9 would be inadequate; and (iv) the terms of the covenants are sufficiently limited to protect the legitimate interests of the Company and impose no undue hardship on the Executive. The Executive therefore agrees and consents that if the Executive commits any breach of a covenant under this Section 9 or threatens to commit any such breach, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction located in the State of California, or in any state in which the Executive resides, without posting any bond or other security and without the necessity of proof of actual damage. With respect to any provision of this Section 9 finally determined by a court of competent jurisdiction to be unenforceable, the Executive and the Company hereby agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court’s determination. If any of the covenants of this Section 9 is determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the rights of the Company to enforce any such covenant in any other jurisdiction. In no event may a breach or threatened breach of the covenants in this Section 9 constitute a basis for the Company to suspend the Executive’s right to receive any payments or benefits to which he is otherwise entitled under this Agreement.

10. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be enforceable by the Executive’s legal representatives, heirs or legatees. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to satisfy all of the obligations under this Agreement in the same manner and to the same extent that the Company would be required to satisfy such obligations if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

11. Miscellaneous.

(a) Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. Within the time period permitted under Section 409A or any IRS or Department of Treasury regulations, rules or other guidance issued thereunder, the Company may, in consultation with the Executive, modify this Agreement in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of this Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code.

(b) Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(c) Applicable Law. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of California, without regard to the conflict of law provisions of any state.

(d) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

(e) Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, shall operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach shall not deprive such party of the right to take action at any time while such breach continues.

(f) Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):

to the Company:

Visa Inc.

P.O. Box 8999

San Francisco, California 94128-8999

Attention: General Counsel

or to the Executive:

At the most recent address maintained

by the Company in its personnel records

Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt. Such notices, demands, claims and other communications shall be deemed given in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; or in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received.

(g) Section 409A.(i) General. It is intended that this Agreement shall comply with the provisions of Section 409A of the Code and the Treasury regulations relating thereto, or an exemption to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A of the Code deferral election rules and the exclusion under Section 409A of the Code for certain short-term deferral amounts. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code and any references to termination of employment or the Executive’s Date of Termination shall mean and refer to the date of his “separation from service” as that term is defined under Section 409A of the Code. If the Participant is considered a Specified Employee, any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A that is otherwise due to the Participant under this Agreement during the six-month period following his separation from service on account of his separation from service shall be accumulated and paid to the Executive on the Delayed Payment Date. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement. If the Executive dies during the Section 409A postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 days after the date of the Executive’s death.

(ii) In-Kind Benefits and Reimbursements. To the extent not otherwise specified in this Agreement, all (A) reimbursements and (B) in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (1) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (2) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, except to the extent such benefits consist of the reimbursement of expenses referred to in Section 105(b) of the Code, a maximum, if provided under the terms of the plan providing such medical benefit, may be imposed on the amount of such reimbursements over some or all of the period in which such benefit is to be provided to the Executive or his spouse, as applicable, as described in Treasury Regulation Section 1.409A-3(i)(iv)(B); (3) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (4) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(k) Survivorship. Upon the expiration or other termination of this Agreement and/or the Employment Period, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement, including without limitation, the rights of the Executive and the Executive’s spouse as of the date hereof (in the case of the Executive’s spouse, following the Executive’s death) under Section 6 of this Agreement.

(l) Entire Agreement. From and after the Effective Date, this Agreement shall supersede any other employment, severance or change of control agreement between the parties with respect to the subject matter hereof, including the Prior Agreement.

(m) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

JOSEPH W. SAUNDERS

/s/ JOSEPH W. SAUNDERS

VISA INC.

By:	/s/ John A. Swainson
Name: John A. Swainson
Title: Member of the Board of Directors

Exhibit A

WAIVER AND RELEASE

PLEASE READ THIS WAIVER AND RELEASE CAREFULLY. IT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS UP TO AND INCLUDING THE DATE THAT THIS WAIVER AND RELEASE (THIS “RELEASE”) IS EXECUTED BY THE EXECUTIVE.

For and in consideration of the payments and other benefits due to JOSEPH W. SAUNDERS (the “Executive”) pursuant to the Amended and Restated Employment Agreement (the “Employment Agreement”) entered into as of December [—], 2010, by and between Visa Inc. (the “Company”) and the Executive, and for other good and valuable consideration, the Executive irrevocably and unconditionally releases and forever discharges the Company and each and all of its present and former officers, agents, directors, managers, employees, representatives, affiliates, shareholders, members, and each of their successors and assigns, and all persons acting by, through, under or in concert with it, and in each case individually and in their official capacities (collectively, the “Released Parties”), from any and all charges, complaints, grievances, claims and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”) which the Executive at any time heretofore had or claimed to have or which the Executive may have or claim to have regarding events that have occurred up to and including the date of the Executive’s execution of this Release, including, without limitation, any and all claims related, in any manner, to the Executive’s employment or the termination thereof. In particular, the Executive understands and agrees that the Executive’s release includes, without limitation, all matters arising under any federal, state, or local law, including civil rights laws and regulations prohibiting employment discrimination on the basis of race, color, religion, age, sex, national origin, ancestry, disability, medical condition, veteran status, marital status and sexual orientation, or any other characteristic protected by federal, state or local law including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act of 1990, as amended, the Americans with Disabilities Act, the Rehabilitation Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974 (except as to vested benefits, if any), the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the California Family Rights Act, the California Worker Adjustment and Retraining Notification Act, federal and state wage and hour laws, or any common law, public policy, contract (whether oral or written, express or implied) or tort law, or any other federal, state or local law, regulation, ordinance or rule having any bearing whatsoever.

The Executive must sign and return this Release by personal or guaranteed overnight delivery to the attention of «contact_name», Visa Inc., 900 Metro Center Boulevard, Foster City, California 94404, no earlier than the Date of Termination (as defined in the Employment Agreement) and no later than «Sign_date», which is the 56th day following the Date of Termination. The Executive can revoke this Release within seven days after executing this Release by sending written notification to the Company of Executive’s intent to revoke this Release, and this Release shall not become effective or enforceable until such revocation period has expired. The Executive’s written notification of the intent to revoke this Release must be sent to «contact_name», Visa Inc., by personal delivery or guaranteed overnight delivery, at 900 Metro Center Boulevard, Foster City, California 94404, within seven days after the Executive executed this Release.

The Executive waives all rights under section 1542 of the Civil Code of the State of California or any comparable or analogous provision of Federal law or any other state law. Section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

The Executive acknowledges that he/she may have sustained losses that are currently unknown or unsuspected, and that such damages or losses could give rise to additional causes of action, claims, demands and debts in the future. Nevertheless, the Executive acknowledges that this Release has been agreed upon in light of this realization and, being fully aware of this situation, the Executive nevertheless intends to release the Company from any and all such unknown claims, including damages which are unknown or unanticipated. The parties understand the word “claims” to include all actions, claims, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively all claims arising out of the Executive’s employment and the termination thereof. All such “claims” (including related attorneys’ fees and costs) are forever barred by this Release and without regard to whether those claims are based on any alleged breach of a duty arising in a statute, contract, or tort; any alleged unlawful act, including, without limitation, age discrimination; any other claim or cause of action; and regardless of the forum in which it might be brought.

Notwithstanding anything else herein to the contrary, this Release shall not affect, and the Executive does not waive: (i) rights to indemnification the Executive may have under (A) applicable law, (B) any other agreement between the Executive and a Released Party and (C) as an insured under any director’s and officer’s liability insurance policy now or previously in force; (ii) any right the Executive may have to obtain contribution in the event of the entry of judgment against the Executive as a result of any act or failure to act for which both the Executive and the Company or any of its affiliates or subsidiaries (collectively, the “Affiliated Entities”) are jointly responsible; (iii) the Executive’s rights to benefits and payments under any stock options, restricted stock, restricted stock units or other incentive plans or under any retirement plan, welfare benefit plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with the terms and provisions of such benefit and/or incentive plans and any agreements under which such stock options, restricted shares, restricted stock units or other awards or incentives were granted or benefits were made available; (iv) the Executive’s rights as a stockholder of any of the Affiliated Entities; (v) any obligations of the Affiliated Entities under the Employment Agreement; or (vi) any claims by the Executive that cannot be released by a private settlement agreement.

The Executive acknowledges and agrees that the Executive: (a) has been given at least 21 days within which to consider this Release and its ramifications and discuss the terms of this Release with the Company before executing it (and that any modification of this Release, whether material or immaterial, will not restart or change the original 21 day consideration period) and the Executive fully understands that by signing below the Executive is voluntarily giving up any right which the Executive may have to sue or bring any other claims against the Released Parties; (b) has been given seven days after returning this Release to the Company to revoke this Release; (c) has been advised to consult legal counsel regarding the terms of this Release; (d) has carefully read and fully understands all of the provisions of this Release; (e) knowingly and voluntarily agrees to all of the terms set forth in this Release; and (f) knowingly and voluntarily intends to be legally bound by the same. The Executive also understands that, notwithstanding anything in this Release to the contrary, nothing in this Release shall be construed to prohibit the Executive from (i) filing a charge or complaint with the Equal Employment Opportunity Commission or Department of Fair Employment and Housing or any other federal, state or local administrative or regulatory agency, or (ii) participating in any investigation or proceedings conducted by the Equal Employment Opportunity Commission or Department of Fair Employment and Housing or any other federal, state or local administrative or regulatory agency; however, the Executive expressly waives the right to any relief of any kind in the event that the Equal Employment Opportunity Commission or Department of Fair Employment and Housing or any other federal, state or local administrative or regulatory agency pursues any claim on the Executive’s behalf.

This Release is final and binding and may not be changed or modified except in a writing signed by both parties.

Date	Joseph W. Saunders